December 2022

Pricing Supplement No. W-50

Registration Statement Nos. 333-250103; 333-250103-01

Dated December 20, 2022

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in Corporate Bonds and U.S. Equities

15,000 Put Warrants Due June 25, 2024 Based on the Value of the Least-Favorable Performing of the iShares® iBoxx® $ High Yield Corporate Bond ETF and the SPDR® S&P 500® ETF Trust

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Warrants

The put warrants (the “warrants”) are European-style cash-settled put warrants issued by Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The warrants are based on the inverse performance of the least-favorable performing of the iShares® iBoxx® $ High Yield Corporate Bond ETF (the “HYG shares”) and the SPDR® S&P 500® ETF Trust (the “SPY shares” and, together with the HYG shares, the “underlyings”), meaning that investors in the warrants are taking the view that both underlyings will decline in value over the term of the warrants, as described below. Accordingly, the payment at maturity on the warrants will be based on the performance of the least-favorable performing of the HYG shares and the SPY shares, depending on which underlying has depreciated the least or appreciated the most and therefore has the lower inverse share percent change. The warrants provide the opportunity to gain inverse exposure to the performance of the least-favorable performing of the HYG shares and the SPY shares, as follows: if the final share price of each underlying is less than the respective initial share price, the warrants will be automatically exercised on the expiration date, and we will pay a cash settlement amount on the cash settlement date equal to the product of (i) the notional amount and (ii) the inverse share percent change of the least-favorable performing underlying, subject to the maximum cash settlement amount. If the final share price of either underlying is greater than or equal to the respective initial share price, the warrants will not be exercised and will expire worthless on the expiration date. The warrants may not be exercised by either you or us prior to the expiration date. The warrants are highly risky and involve risks not associated with an investment in conventional securities. If the price of each underlying does not decline below the respective initial share price, you will lose your entire investment in the warrants. In addition, even if the price of each underlying has decreased to below the respective initial share price, if the final share price of the least-favorable performing underlying is not sufficiently less than the respective initial share price to offset the warrant premium percentage, you will lose a portion of your initial investment. In order to receive a positive return on your investment, the final share price of each underlying must be less than the respective initial share price by a percentage greater than the warrant premium percentage. There is no minimum payment on the warrants. Accordingly, you may lose some or all of your initial investment in the warrants. The warrants are for investors who are willing to risk their invested premium in exchange for the opportunity to gain leveraged returns for any depreciation of the least-favorable performing underlying beyond the respective initial share price when the warrants are automatically exercised on the expiration date. You will not be able to purchase the warrants unless you have an options-approved brokerage account. The warrants are issued as part of MSFL’s Series A Global Warrants program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These warrants are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlyings:	iShares® iBoxx® $ High Yield Corporate Bond ETF (the “HYG shares”) and SPDR® S&P 500® ETF Trust (the “SPY shares”)
Aggregate premium amount:	$720,000
Premium amount and original issue price:	$48.00 per warrant
Notional amount:	$1,000 per warrant
Pricing date:	December 20, 2022
Original issue date:	December 23, 2022 (3 business days after the pricing date)
Expiration date:	June 20, 2024, subject to adjustment for non-trading days and certain market disruption events.
Cash settlement date:	June 25, 2024
Exercise of warrants; cash settlement amount:

The warrants will either be automatically exercised or will expire worthless on the expiration date, as follows:

•

if the final share price of each underlying is less than its respective initial share price, the warrants will be automatically exercised on the expiration date. On the cash settlement date, we will pay with respect to the $48.00 premium amount of each warrant an amount in cash equal to the product of (x) the notional amount and (y) the inverse share percent change of the least-favorable performing underlying, subject to the maximum cash settlement amount.

Even if the inverse share percent change of each underlying is positive (meaning that the final share price of each underlying is less than the respective initial share price), if the inverse share percent change of the least-favorable performing underlying is less than the warrant premium percentage (meaning that the final share price of the least-favorable performing underlying is not sufficiently less than the respective initial share price to offset the warrant premium percentage), you will receive a cash settlement amount that is less than the premium amount and, therefore, you will lose a portion of your initial investment in the warrants. In no case will the cash settlement amount be greater than the maximum cash settlement amount of $200 per warrant.

•

if the final share price of either underlying is greater than or equal to its respective initial share price, the warrants will expire worthless and the cash settlement amount will be $0.

The warrants are highly risky, and there is no minimum payment on the warrants. Accordingly, you will lose all of your initial investment in the warrants if the final share price of either underlying is greater than or equal to its respective initial share price.

Inverse share percent change:	With respect to each of the underlyings (initial share price – final share price) / initial share price
Least-favorable performing underlying:	The underlying with the lower inverse share percent change, meaning the underlying that has appreciated the most or, if both of the underlyings have depreciated, the underlying that has depreciated the least.
Initial share price:

With respect to the HYG shares, $74.60, which is the closing price of such underlying on December 16, 2022

With respect to the SPY shares, $383.27, which is the closing price of such underlying on December 16, 2022

If the final share price of either underlying is equal to or greater than the respective initial share price, investors will lose all of their investment in the warrants.

Final share price:	With respect to each of the underlyings, the respective closing price on the expiration date times the applicable adjustment factor on such day
Maximum cash settlement amount:	$200 per warrant
Adjustment factor:	With respect to each underlying, 1.0, subject to adjustment in the event of certain events affecting such underlying
Warrant premium percentage:	4.80%
CUSIP / ISIN:	61774Q587 / US61774Q5870
Listing:	The warrants will not be listed on any securities exchange.
Agents:	Stifel Nicolaus & Co., which will be primarily responsible for managing the offering of the warrants to its clients/investors, and Morgan Stanley & Co. LLC (“MS & Co.”). See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$34.90 per $48.00 premium amount of warrants. See “Summary of Pricing Supplement” beginning on PS-2.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to us(2)
Per warrant	$48.00	$1.00	$47.00
Total	$720,000	$15,000	$705,000
(1)	Stifel Nicolaus & Co. will be primarily responsible for managing the offering of the warrants to its clients/investors pursuant to an agreement with Morgan Stanley & Co. LLC. See “Description of the Warrants—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement. For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	See “Description of the Warrants—Use of Proceeds and Hedging” beginning on PS-28.

You must have an options-approved brokerage account in order to purchase the warrants and you must be experienced with respect to options and option transactions.

The warrants are highly risky and involve risks not associated with an investment in conventional securities. If the final share price of either underlying is greater than or equal to the respective initial share price, you will lose all of your investment in the warrants. See “Risk Factors” beginning on PS-9.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these warrants, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The warrants are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related prospectus supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. You should read the more detailed description of the warrants in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of the Warrants.”

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Prospectus Supplement dated November 16, 2020	Index Supplement dated November 16, 2020

Prospectus dated November 16, 2020

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the warrants in general terms only. You should read the summary together with the more-detailed information that is contained in the rest of this pricing supplement and in the accompanying index supplement, prospectus supplement and prospectus. You should carefully consider, among other things, the matters set forth in “Risk Factors” below.

The 15,000 Put Warrants Due June 25, 2024 Based on the Value of the Least-Favorable Performing of the iShares® iBoxx® $ High Yield Corporate Bond ETF and the SPDR® S&P 500® ETF Trust, which we refer to as the warrants, are European-style cash-settled put warrants. The warrants provide the opportunity to gain inverse exposure to the performance of the least-favorable performing of the iShares® iBoxx® $ High Yield Corporate Bond ETF and the SPDR® S&P 500® ETF Trust as follows: if the final share price of each underlying is less than the respective initial share price, the warrants will be automatically exercised on the expiration date, and we will pay a cash settlement amount on the cash settlement date equal to the product of (i) the notional amount and (ii) the inverse share percent change of the least-favorable performing underlying, subject to the maximum cash settlement amount. If the final share price of either underlying is equal to or greater than the respective initial share price, the warrants will not be exercised and will expire worthless on the expiration date. The warrants may not be exercised by either you or us prior to the expiration date. The warrants are highly risky and involve risks not associated with an investment in conventional securities. If the price of each underlying does not decline below the respective initial share price, you will lose your entire investment in the warrants. In addition, even if the price of each underlying has decreased to below the respective initial share price, if the final share price of either underlying is not sufficiently less than the respective initial share price to offset the warrant premium percentage, you will lose a portion of your initial investment. In order to receive a positive return on your investment, the final share price of each underlying must be less than the respective initial share price by a percentage greater than the warrant premium percentage. There is no minimum payment on the warrants. Accordingly, you may lose some or all of your initial investment in the warrants. The warrants are for investors who are willing to risk their invested premium in exchange for the opportunity to gain leveraged returns for any depreciation of the least-favorable performing underlying beyond the respective initial share price when the warrants are automatically exercised on the expiration date. You will not be able to purchase the warrants unless you have an options-approved brokerage account. All payments are subject to our credit risk.

Each warrant costs $48.00	We are offering the 15,000 Put Warrants Due June 25, 2024 Based on the Inverse Performance of the Least-Favorable Performing of the iShares® iBoxx® $ High Yield Corporate Bond ETF and the SPDR® S&P 500® ETF Trust, which we refer to as the warrants. The premium amount and original issue price of each warrant is $48.00.

The original issue price includes costs associated with issuing, selling, structuring and hedging the warrants, which are borne by you, and, consequently, the estimated value of the warrants on the pricing date is less than $48.00. We estimate that the value of each warrant on the pricing date is $34.90.

What goes into the estimated value on the pricing date?

The estimated value of the warrants is determined using our own pricing and valuation models, market inputs and assumptions relating to the shares, instruments based on the shares, volatility and other factors including current and expected interest rates as well as our creditworthiness.

What is the relationship between the estimated value on the pricing date and the secondary market price of the warrants?

The price at which market participants may purchase the warrants in the secondary market, absent changes in market conditions, including those related to the underlyings, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account the bid-offer spread that such market participants would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the warrants are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that market participants may buy or sell the warrants in the secondary market, absent changes in market conditions, including those related to the underlyings, and to our secondary market credit spreads, they would generally do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

There may not be a secondary market for the warrants, and, if a secondary market once develops, it may cease to exist at any time.

Exercise of the warrants; cash settlement amount	The warrants are European-style cash-settled put warrants. The warrants will be automatically exercised or will expire worthless on the expiration date, as follows:

•

if the final share price of the least-favorable performing underlying is less than its respective initial share price, the warrants will be automatically exercised on the expiration date.  On the cash settlement date, we will pay for each warrant a cash settlement amount equal to:

notional amount × inverse share percent change of the least-favorable performing underlying, subject to the maximum cash settlement amount where,

notional amount	=	$1,000 per warrant
inverse share percent change	=	initial share price – final share price
initial share price

initial share price	=

With respect to the HYG shares, $74.60, which is the closing price of such underlying on December 16, 2022

With respect to the SPY shares, $383.27, which is the closing price of such underlying on December 16, 2022

If the final share price of either underlying is equal to or greater than the respective initial share price, investors will lose all of their investment in the warrants.

final share price	=	With respect to each of the underlyings, the respective closing price on the expiration date times the applicable adjustment factor on such day.
maximum cash settlement amount	=	$200 per warrant.

• if the final share price of either underlying is greater than or equal to the initial share price, the warrants will expire worthless and the cash settlement amount will be $0.

The warrants may not be exercised by either you or us prior to the expiration date. The warrants are highly risky and involve risks not associated with an investment in conventional securities. If the price of the least-favorable performing underlying does not decline below the respective initial share price, you will lose your entire investment in the warrants. In addition, even if the price of the least-favorable performing underlying has decreased to below the respective initial share price, if the final share price of the least-favorable performing underlying is not sufficiently less than the initial share price to offset the warrant premium percentage, you will lose a portion of your initial investment. In order to receive a positive return on your investment, the final share price of the least-favorable performing underlying must be less than the initial share price by a percentage greater than the warrant premium percentage. There is no minimum payment on the warrants. Accordingly, you may lose some or all of your initial investment in the warrants.

All payments on the warrants are subject to our credit risk.

Beginning on PS-5, in the section titled “Hypothetical Payouts on the Warrants,” we have provided a table and corresponding examples illustrating the calculation of the cash settlement amount on the warrants at expiration over a range of hypothetical inverse share percent changes for the least-favorable performing underlying, as determined on the expiration date. The examples do not show every situation that can occur.

You can review the historical closing prices of the underlyings in the section of this pricing supplement called “Description of the Warrants—Historical Information” starting on PS-26. You cannot predict the future performance of the underlyings based on the historical performance.
Investing in the warrants is not equivalent to investing in, or taking a direct short position in, the underlyings or the component securities of the share underlying indices.
Morgan Stanley & Co. LLC will be the calculation agent	We have appointed our affiliate, Morgan Stanley & Co. LLC, to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the warrant agent for the warrants. As calculation agent, MS & Co. will determine the final share price and the inverse share percent change for each underlying and will calculate the payment that you will receive on the cash settlement date, if any.
Where you can find more information on the warrants	The warrants are unsecured warrants issued as part of our Series A global warrants program. You can find a general description of our Series A global warrants program in the accompanying prospectus supplement dated November 16, 2020, the index supplement dated November 16, 2020 and the prospectus dated November 16, 2020.
Because this is a summary, it does not contain all of the information that may be important to you. For a detailed description of the terms of the warrants, you should read the “Description of the Warrants” section in this pricing supplement. You should also read about the material risks involved in investing in the warrants in the section called “Risk Factors.” The tax and accounting treatment of investments in shares-linked warrants such as these may differ from that of investments in ordinary debt securities or equities. See the section of this pricing supplement called “Description of the Warrants—United States Federal Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the warrants.

HYPOTHETICAL PAYOUTS ON THE WARRANTS

The following examples and table illustrate the calculation of the cash settlement amount on the warrants payable at expiration over a range of hypothetical final share prices and resulting inverse share percent changes, as determined on the expiration date. The hypothetical cash settlement amounts set forth below are for illustrative purposes only. The actual cash settlement amount payable on the cash settlement date will be determined based on the performance of the underlyings, as determined on the expiration date. The numbers appearing in the following tables and examples may have been rounded for ease of analysis.

The examples and table are based on the following terms:

Term:	Approximately 1.5 years
Notional Amount:	$1,000 per warrant
Premium Amount: Hypothetical Initial Share Price:	$48.00 per warrant With respect to the HYG shares, $75.00 With respect to the SPY shares, $380.00
Warrant Premium Percentage: Maximum Cash Settlement Amount:	4.80% per warrant $200 per warrant
Exercise of Warrants:

If the final share price of each underlying is less than its respective initial share price, the warrants will be automatically exercised on the expiration date and you will receive the cash settlement amount, subject to the maximum cash settlement amount.

If the final share price of either underlying is equal to or greater than the initial share price, the warrants will expire worthless and the cash settlement amount will be zero.

Example 1: The final share price of each underlying is less than its respective initial share price, but the least-favorable performing underlying depreciates only 2% from its initial share price, which does not fully offset the warrant premium percentage, and therefore results in a loss of a portion of your initial investment.

Final share price	HYG: $73.50
SPY: $304
Inverse share percent change	HYG: ($75 – $73.50) / $75 = 2%
SPY: ($380 – $304) / $380 = 20%
Since HYG is the least-favorable performing
underlying, depreciating 2% from its initial share price,
your warrants will be automatically exercised, and your
payment upon expiration will be calculated as follows:

cash settlement amount = notional amount × inverse share percent change

= $1,000 × 2%
= $20

Therefore, on the cash settlement date, you will receive $20 for each $48.00 warrant (an approximately 58.33% loss). In this example, even though the least-favorable performing underlying depreciates 2% from its initial share price, it does not depreciate enough to fully offset the warrant premium percentage, and therefore, results in a loss of a portion of your initial investment.

Accordingly, if the inverse share percent change of the least-favorable performing underlying is positive but less than the warrant premium percentage (meaning that the final share price is not sufficiently less than the respective initial share price to offset the warrant premium percentage), you will receive a cash settlement amount that is less than the premium amount and, therefore, you will lose a portion of your initial investment in the warrants.

Example 2: The final share price of each underlying is less than its respective initial share price, with the least-favorable performing underlying depreciating 4.80% from its initial share price, which offsets the warrant premium percentage but does not result in a positive return.

Final share price	HYG: $71.40
SPY: $304

Inverse share percent change	HYG: ($75 – $71.40) / $75 = 4.80%
SPY: ($380 – $304) / $380 = 20%
Since HYG is the least-favorable performing
underlying, depreciating 4.80% below its initial share price, your warrants will be automatically exercised, and your
payment upon expiration will be calculated as follows:

cash settlement amount = notional amount × inverse share percent change

= $1,000 × 4.80%
= $48.00

Therefore, on the cash settlement date, you will receive $48.00 for each $48.00 warrant (a 0.00% total return). In this example, while the least-favorable performing underlying depreciates 4.80% from its initial share price, it depreciates only enough to offset the warrant premium percentage. Therefore, you receive a 0% return on your initial investment.

Example 3: The final share price for each underlying is less than its respective initial share price, and the least-favorable performing underlying depreciates enough to result in a positive return upon exercise of the warrants.

Final share price	HYG: $48.75
SPY: $323

Inverse share percent change	HYG: ($75 – $48.75) / $75 = 35%
SPY: ($380 – $323) / $380 = 15%
Since SPY is the least-favorable performing underlying,
depreciating 15% below its initial share price, your warrants will be automatically exercised, and your payment upon
expiration will be calculated as follows:

cash settlement amount = notional amount × inverse share percent change

= $1,000 × 15%
= $150

Therefore, on the cash settlement date, you will receive $150 for each $48.00 warrant (an approximately 212.50% total return). In this example, as the least-favorable performing underlying depreciates 15% from its initial share price, you earn a positive return on your initial investment.

Example 4: The final share price of each underlying is less than its respective initial share price, and the least-favorable performing underlying depreciates 45% resulting in a positive return upon exercise of the warrants.

Final share price	HYG: $41.25
SPY: $190

Inverse share percent change	HYG: ($75 – $41.25) / $75 = 45%
SPY: ($380 – $190) / $380 = 50%
As HYG is the least-favorable performing
underlying, depreciating 45% below its initial share price,
your warrants will be automatically exercised, and your
payment upon expiration will be calculated as follows:

cash settlement amount = notional amount × inverse share percent change, subject to the maximum cash settlement amount

= $1,000 × 45%, subject to the maximum cash settlement amount
= $200

Therefore, on the cash settlement date, you will receive $200 for each $48.00 warrant (an approximately 316.67% total return). In this example, as the least-favorable performing underlying depreciates 45% from its initial share price, you earn a positive return on your initial investment, but the cash settlement amount is limited to the maximum cash settlement amount of $200.

Example 5: The final share price of each underlying is greater than its respective initial share price, and the least-favorable performing underlying appreciates 20%. The warrants are not exercised and expire worthless.

Final share price	HYG: $86.25
SPY: $456

Inverse share percent change	HYG: ($75 – $86.25) / $75 = -15%
SPY: ($380 – $456) / $380 = -20%
As SPY is the least-favorable performing underlying, appreciating 20% above its initial share price, your warrants are not exercised and will expire worthless on the expiration date. Therefore, the loss on your initial investment in the warrants will be 100% (a total loss of your initial investment).

Accordingly, if the inverse share percent change of either underlying is equal to or less than 0% (meaning that the final share price of either underlying is equal to or greater than the respective initial share price), you will lose all of your initial investment in the warrants.

Cash Settlement Amount on the Expiration Date

Inverse Share Percent Change of Least-Favorable Performing Underlying	Cash Settlement Amount	Cash Settlement Amount minus Premium Amount	Total Return on the Put Warrants
-60.00%	$0.00	-$48.00	-100.00%
-40.00%	$0.00	-$48.00	-100.00%
-20.00%	$0.00	-$48.00	-100.00%
-10.00%	$0.00	-$48.00	-100.00%
-5.00%	$0.00	-$48.00	-100.00%
0.00%	$0.00	-$48.00	-100.00%
2.00%	$20.00	-$28.00	-58.33%
4.00%	$40.00	-$8.00	-16.67%
4.80%	$48.00	$0.00	0.00%
5.00%	$50.00	$2.00	4.17%
10.00%	$100.00	$52.00	108.33%
15.00%	$150.00	$102.00	212.50%
20.00%	$200.00	$152.00	316.67%
30.00%	$200.00*	$152.00	316.67%
40.00%	$200.00*	$152.00	316.67%

*All cash settlement amounts due upon exercise of the warrants are subject to the maximum cash settlement amount of $200 per warrant.

RISK FACTORS

The warrants are unsecured contractual obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The warrants do not guarantee the return of any of the invested premium. Investing in the warrants involves a high degree of risk and is not equivalent to investing in, or taking a direct short position in, the underlyings or the securities composing the share underlying indices. This section describes the material risks relating to the warrants. For a further discussion of risk factors, please see the accompanying index supplement, prospectus supplement and prospectus.

Risks Relating to an Investment in the Warrants

The warrants are highly risky, and you may lose all of your initial investment in the warrants

The warrants are highly speculative leveraged investments that involve a high degree of risk. If the final share price of either underlying is equal to or greater than its respective initial share price, the warrants will expire worthless and you will lose your entire investment in the warrants. The warrants are not suitable for investors who cannot sustain a total loss of their investment. You should be willing and able to sustain a total loss of your investment in the warrants.

There is no minimum payment on the warrants. Accordingly, you may lose all of your initial investment in the warrants.

The warrants provide inverse (bearish) exposure to the performance of the underlyings	The return on the warrants is linked to the inverse performance of the underlyings. Therefore, your return on the warrants will increase if the price of the least-favorable performing underlying decreases below its respective initial share price, subject to the maximum cash settlement amount. However, if the price of the least-favorable performing underlying does not decline below its initial share price, you will lose your entire investment in the warrants. In addition, if the final share price of the least-favorable performing underlying is not sufficiently less than the initial share price to offset the warrant premium percentage, you will lose a portion of your initial investment.

You may lose some or a significant portion of your initial investment even if the final share price of the least-favorable performing underlying is less than the initial share price	Even if the final share price of the least-favorable performing underlying is less than the initial share price, you will lose some or a significant portion of your initial investment if the inverse share percent change of the least-favorable performing underlying is less than the warrant premium percentage, which is 4.80%. In order for you to receive a cash settlement amount greater than your initial investment, the final share price of the least-favorable performing underlying must be less than the initial share price by a percentage greater than the warrant premium percentage.

The appreciation potential of the warrants is limited	The appreciation potential of the warrants is limited by the maximum cash settlement amount of $200 per warrant, which would be payable only in the event that the final share price of each underlying is at least 20% less than its respective initial share price. Any decrease in the price of the least-favorable performing underlying below 80% of its initial share price will not further increase the return on the warrants.

The warrants will be automatically exercised on the expiration date	The warrants will be automatically exercised on the expiration date. Neither you nor we can exercise the warrants at any time prior to the expiration date. Accordingly, unless you sell the warrants prior to the expiration date, you will not be able to capture any beneficial changes in the prices of the underlyings prior to the expiration date. Further, you do not have a choice as to whether the warrants will be automatically exercised on the expiration date. Accordingly, you will not be able to benefit from any decrease in the prices of the underlyings that occur after the expiration date.

The warrants are suitable only for investors with options-approved accounts	You will not be able to purchase the warrants unless you have an options-approved brokerage account. The warrants involve a high degree of risk and are not appropriate for every investor. You must be able to understand and bear the risk of an investment in the warrants, and you should be experienced with respect to options and options transactions.

The value of the warrants will be influenced by many unpredictable factors	Several factors, many of which are beyond our control, will influence the value of the warrants, including:
• the price of the underlyings at any time,

• the trading price and volatility (frequency and magnitude of changes in value) of the underlyings and of the securities composing the share underlying indices,

• dividend rates or other distributions on the securities underlying the share underlying indices,

• interest and yield rates in the market,

•

geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the securities markets generally or the component securities of the underlyings and which may affect the prices of the underlyings,

• the time remaining until the expiration of the warrants (see “The time remaining to the cash settlement date may adversely affect the market value of the warrants” below),

• the occurrence of certain events affecting the underlyings that may or may not require an adjustment to the adjustment factor

• the composition of the underlyings and changes in the constituents of the share underlying indices, and

• any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the value of the warrants prior to expiration. For example, the value of the warrants will likely decline substantially if the price either of the underlyings is above, near or not sufficiently below its respective initial share price.

You cannot predict the future performance of the underlyings based on the historical performance. There can be no assurance that you will not suffer a loss on your initial investment in the warrants.

The time remaining to the cash settlement date may adversely affect the market value of the warrants

A portion of the market value of a warrant at any time depends on the price of each of the underlyings at such time relative to the relevant initial share price. Another portion of the market value of a warrant at any time prior to expiration depends on the length of time remaining until the cash settlement date and is known as the “time value” of the warrant. After the pricing date, the time value generally diminishes until, at expiration, the time value of the warrant is zero.

Assuming all other factors are held constant, the risk that the warrants will expire worthless will increase the more the closing price of either underlying increases above its initial share price and the shorter the time remaining until the cash settlement date. Therefore, the market value of the warrants will reflect both the rise or decline in the prices of the underlyings and the time remaining to the cash settlement date, among other factors. See also “The warrants will not be listed on any securities exchange and secondary trading may be limited” below.

The warrants are non-standardized options	The warrants are not standardized options of the type issued by the Options Clearing Corporation (the “OCC”), a clearing agency regulated by the Securities and Exchange Commission. The warrants are unsecured contractual obligations of ours and will rank equally with our other unsecured contractual obligations and with our unsecured and unsubordinated debt. Thus, unlike purchasers of OCC standardized options, who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect the OCC from a clearing member’s failure, investors in the warrants may look solely to us for performance of our obligation to pay the cash settlement amount, if any, at expiration. Additionally, the secondary market for the warrants, if any exists, is not expected to be as liquid as the market for OCC standardized options, and, therefore, sales of the warrants prior to the expiration date may yield a sale price that is lower than the theoretical value of the warrants based on the then-prevailing prices of the underlyings. See also “The warrants will not be listed on any securities exchange and secondary trading may be limited” below.

The warrants are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the warrants	You are dependent on our ability to pay all amounts due on the warrants at expiration, and therefore you are subject to our credit risk. If we default on our obligations under the warrants, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the warrants prior to expiration will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the warrants.

As a finance subsidiary, MSFL has no independent operations and will have no independent assets	As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

The warrants will not be listed on any securities exchange and secondary trading may be limited	The warrants will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the warrants, and, if a secondary market once develops, it may cease to exist at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the warrants easily. If there is a secondary market for the warrants, it is possible that only one market participant will participate in such market, and, therefore, the price at which you may be able to trade your warrants is likely to depend on the price, if any, at which such market participant is willing to transact.

The costs of issuing, selling, structuring and hedging the warrants cause the estimated value of the warrants to be less than the original issue price and will adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers may be willing to purchase the warrants in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect the bid-offer spread that market participants would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the warrants in the original issue price makes the economic terms of the warrants less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the warrants are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that market participants may buy or sell the warrants in the secondary market, absent changes in market conditions, including those related to the underlyings, and to our secondary market credit spreads, they would generally do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

The estimated value of the warrants is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price	These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of warrants, our models may yield a higher estimated value of the warrants than those generated by others, including other dealers in the market, if they attempted to value the warrants. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers would be willing to purchase your warrants in the secondary market (if any exists) at any time. The value of your warrants at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including changes in market conditions. See also “The value of the warrants will be influenced by many unpredictable factors” above.

Investing in the warrants is not equivalent to investing in, or taking a direct short position in, the underlyings or the securities composing the share underlying indices	Investing in the warrants is not equivalent to investing in, or taking a direct short position in, the underlyings, the share underlying indices, or the securities that constitute the share underlying indices. Investors in the warrants will not have voting rights or rights to receive dividends, interest payments or other distributions or any other rights with respect to the underlyings or the securities that constitute the share underlying indices.

The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the warrants	As calculation agent for the warrants, MS & Co. will determine the final share prices, the inverse share percent changes and whether to make any adjustments to the adjustment factors, and will calculate the cash settlement amount you will receive on the cash settlement date, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events or calculation of the closing prices in the event of a market disruption event. These potentially subjective determinations may adversely affect the payout to you on the cash settlement date, if any. For further information regarding these types of determinations, see “Description of the Warrants—Closing Price,” “—Expiration Date,” “–Antidilution Adjustments,” “—Calculation Agent,” “—Market Disruption Event,” and “—Discontinuance of the Underlyings and/or the Share Underlying Indices; Alteration of Method of Calculation” in this pricing supplement. In addition, MS & Co. has determined the estimated value of the warrants on the pricing date.

Hedging and trading activity by our affiliates could potentially adversely affect the value of the warrants	One or more of our affiliates and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the warrants (and possibly to other instruments linked to the underlyings, the share underlying indices or their component securities), including trading in the securities that constitute the share underlying indices as well as in other instruments related to the underlyings. As a result, these entities may be unwinding or adjusting hedge positions during the term of the warrants, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the expiration date approaches. Some of our affiliates also trade the securities that constitute the share underlying indices and other financial instruments related to the underlyings on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to December 16, 2022 could have decreased the initial share price of either underlying, and, therefore, could have decreased the value at or below which such underlying must close on the expiration date so that investors do not suffer a loss on their initial investment in the warrants (depending also on the performance of the other underlying). Additionally, such hedging or trading activities during the term of the warrants, including on the expiration date, could affect the closing price of either underlying on the expiration date, and, accordingly, the amount of cash an investor will receive on the cash settlement date, if any (depending also on the performance of the other underlying).
Risks Relating to the Underlyings
You are exposed to the price risk of both underlying indices.

Your return on the warrants it not linked to a basket consisting of both underlyings. Rather, it will be based upon the independent performance of each underlying. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to both underlyings. Unfavorable performance by either underlying over the term of the securities will negatively affect your return and will not be offset or mitigated by any favorable performance by the other underlying. If either underlying fails to decrease to below its respective initial share price as of the expiration date, you will lose all of your investment, even if the other underlying has depreciated significantly. Additionally, even if each underlying depreciates to below its respective initial share price, if either underlying fails to depreciate sufficiently to offset the warrant premium percentage as of the expiration date, you will lose some of your investment, even if the other underlying has depreciated significantly. Accordingly, your investment is subject to the price risk of both underlyings.

The HYG shares are subject to significant risks, including interest rate-related and credit-related risks.

The HYG shares invest in U.S. dollar-denominated fixed-income securities. The market prices of the bonds held by the HYG shares are volatile and significantly influenced by a number of factors, particularly the yields on these bonds as compared to current market interest rates and the actual or perceived credit quality of the issuers of these bonds.

In general, the value of bonds is significantly affected by changes in current market interest rates. Securities with longer durations tend to be more sensitive to interest rate changes, usually making them more volatile than securities with shorter durations.

Interest rates are subject to volatility due to a variety of factors, including:

• sentiment regarding underlying strength in the U.S. economy and global economies;

• expectations regarding the level of price inflation;

• sentiment regarding credit quality in the U.S. and global credit markets;

• central bank policies regarding interest rates; and

• the performance of U.S. and foreign capital markets.

In addition, the prices of the bonds held by the HYG shares are significantly influenced by the creditworthiness of the issuers of those bonds. The issuers of the bonds held by the HYG shares may have their credit ratings modified, or their credit spreads may change significantly. These events may affect only a few or a large number of bonds, and may have a significant effect on the value of the warrants and the amount payable on the cash settlement date, if anything.

The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the shares	MS & Co., as calculation agent, will adjust the adjustment factors for certain events affecting the underlyings. However, the calculation agent will not make an adjustment for every event that could affect the underlyings. If an event occurs that does not require the calculation agent to adjust an adjustment factor, the market price of the warrants may be materially and adversely affected.

The performance and	The performance and market price of either of the underlyings, particularly during market price of either of the underlyings, particularly during periods of market volatility, may not correlate with the performance of its respective share underlying index, the performance of the component securities of such share underlying index or the net asset value per share of such underlying.

periods of market volatility, may not correlate with the performance of its respective share underlying index, the performance of the component securities of such share underlying index or the net asset value per share of such underlying. The underlyings do not fully replicate their respective share underlying indices, and each may hold securities that are different than those included in its respective share underlying index. In addition, the performance of each of the underlyings will reflect additional transaction costs and fees that are not included in the calculation of the share underlying indices. All of these factors may lead to a lack of correlation between the performance of each of the underlyings and its respective share underlying index. In addition, corporate actions (such as mergers and spin-offs) with respect to the equity securities underlying the SPY shares may impact the variance between the performance of the SPY shares and the respective share underlying index. Finally, because the shares of each of the underlyings are traded on an exchange and are subject to market supply and investor demand, the market price of one share of each of the underlyings may differ from the net asset value per share of such underlyings.

In particular, during periods of market volatility, or unusual trading activity, trading in the securities underlying each of the underlyings may be disrupted or limited, or such securities may be unavailable in the secondary market. Under these circumstances, the liquidity of each underlying may be adversely affected, market participants may be unable to calculate accurately the net asset value per share of each of the underlyings, and their ability to create and redeem shares of each of the underlyings may be disrupted. Under these circumstances, the market price of shares of each of the underlyings may vary substantially from the net asset value per share of each underlying or the level of its respective share underlying index.

For all of the foregoing reasons, the performance of each of the underlyings may not correlate with the performance of its respective share underlying index, the performance of the component securities of such share underlying index or the net asset value per share of such underlying. Any of these events could materially and adversely affect the prices of each of the underlyings and, therefore, the value of the securities. Additionally, if market volatility or these events were to occur on the expiration date, the calculation agent would maintain discretion to determine whether such market volatility or events have caused a market disruption event to occur, and such determination would affect the cash settlement amount of the warrants. If the calculation agent determines that no market disruption event has taken place, the cash settlement amount would be based solely on the published closing price per share of each of the underlyings on the expiration date, even if either of the underlyings is performing differently than its respective share underlying index or the component securities of such share underlying index and/or trading above the net asset value per share of such underlying.

Adjustments to the underlyings or the share underlying indices could adversely affect the value of the warrants

The investment advisor to each of the underlyings (State Street Global Advisors for the SPY shares and Blackrock Fund Advisors for the HYG shares) seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the relevant share underlying index. Pursuant to its investment strategy or otherwise, the investment advisor may add, delete or substitute the securities composing the respective underlying. Any of these actions could adversely affect the price of the respective underlying and, consequently, the value of the warrants. The publisher each of the share underlying indices is responsible for calculating and maintaining such share underlying index. The publisher may add, delete or substitute the securities constituting the share underlying index or make other methodological changes that could change the value of the share underlying index, and, consequently, the price of the underlying and the value of the warrants. The publisher of each of the share underlying indices may discontinue or suspend calculation or publication of a share underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued share underlying index and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates. Any of these actions could affect the value of the underlyings, and, consequently, the value of the warrants.

DESCRIPTION OF THE WARRANTS

Terms used but not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “Warrant” refers to each $48.00 Premium Amount of our Put Warrants Due June 25, 2024 Based on the Value of the Least-Favorable Performing of the iShares® iBoxx® $ High Yield Corporate Bond ETF and the SPDR® S&P 500® ETF Trust.

Number of Warrants	15,000

Aggregate Premium Amount	$720,000

Aggregate Notional Amount	$15,000,000

Pricing Date	December 20, 2022

Original Issue Date (Settlement Date)	December 23, 2022 (3 Business Days after the Pricing Date)

Cash Settlement Date	June 25, 2024, subject to extension as described in the following paragraph.

If the Expiration Date is postponed in accordance with the definition thereof so that it falls less than two Business Days prior to the scheduled Cash Settlement Date, the Cash Settlement Date will be postponed to the second Business Day following the Expiration Date as postponed. See “––Expiration Date” below.

Issue Price	100% ($48.00 per Warrant)

Premium Amount	$48.00 per Warrant

Denominations	$48.00 and integral multiples thereof

Notional Amount	$1,000 per Warrant

CUSIP Number	61774Q587

ISIN	US61774Q5870

Specified Currency	U.S. dollars

Exercise of Warrants;
Cash Settlement Amount	The Warrants will either be automatically exercised or will expire worthless on the Expiration Date, as follows:
(i) if the Final Share Price of each Underlying is less than its respective Initial Share Price, the Warrants will be automatically exercised on the Expiration Date. On the Cash Settlement Date, we will pay with respect to the $48.00 Premium Amount of each Warrant an amount in cash equal to the product of (x) the Notional Amount and (y) the Inverse Share Percent Change of the Least-Favorable Performing Underlying, subject to the Maximum Cash Settlement Amount, or

(ii) if the Final Share Price of either Underlying is greater than or equal to its respective Initial Share Price, the Warrants will expire worthless and the Cash Settlement Amount will be $0.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Warrant Agent and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $48.00 Premium Amount of each Warrant, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Cash Settlement Date, and (ii) deliver the aggregate cash amount due, if any, with respect to the Warrants to the Warrant Agent for delivery to DTC, as holder of the Warrants, on or prior to the Cash Settlement Date. We expect such amount of cash will be distributed to investors on the Cash Settlement Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book Entry Security or Certificated Security” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Inverse Share Percent Change	With respect to each Underlying, a fraction, as determined by the Calculation Agent, the numerator of which is the Initial Share Price minus the Final Share Price and the denominator of which is the Initial Share Price, as described by the following formula:

Inverse Share Percent Change	=	Initial Share Price – Final Share Price
Initial Share Price

Least-Favorable Performing Underlying	The Underlying with the lower Inverse Share Percent Change, meaning the Underlying that has appreciated the most or, if both of the Underlyings have depreciated, the Underlying that has depreciated the least.

Initial Share Price	With respect to the HYG Shares, $74.60, which is the Closing Price of such Underlying on December 16, 2022

With respect to the SPY Shares, $383.27, which is the Closing Price of such Underlying on December 16, 2022

Final Share Price	With respect to each of the Underlyings, the respective Closing Price on the Expiration Date times the applicable Adjustment Factor on such day, as determined by the Calculation Agent.

Maximum Cash Settlement Amount	$200 per Warrant

Closing Price	Subject to the provisions set out under “Discontinuance of the Underlyings and/or the Share Underlying Indices; Alteration of Method of Calculation” below, the Closing Price for one share of an Underlying (or one unit of any other security for which a Closing Price must be determined) on any Trading Day means:

(i) if such Underlying (or any such other security) is listed on a national securities exchange (other than the Nasdaq), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such Underlying (or any such other security) is listed,

(ii) if such Underlying (or any such other security) is a security of the Nasdaq, the official closing price of such Underlying published by the Nasdaq on such day, or

(iii) if such Underlying (or any such other security) is not listed on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day for such Underlying.

If such Underlying (or any such other security) is listed on any national securities exchange but the last reported sale price or the official closing price published by such exchange, or by the Nasdaq, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one share of such Underlying (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq or the OTC Bulletin Board on such day. If a Market Disruption Event (as defined below) occurs with respect to either of the Underlyings (or any such other security) or the last reported sale price or the official closing price published by the Nasdaq, as applicable, for such Underlying (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for such Underlying (or any such other security) for such Trading Day obtained from as many recognized dealers in such Underlying, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of Morgan Stanley and Co. LLC and its successors (“MS &Co.”) or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third-party dealers, such Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. The term “OTC Bulletin Board Service” will include any successor service thereto, or, if applicable, the OTC Reporting Facility operated by FINRA. See “Discontinuance of the Underlyings and/or the Share Underlying Indices; Alteration of Method of Calculation” below.

Underlyings	iShares® iBoxx® $ High Yield Corporate Bond ETF (the “HYG Shares”) and SPDR® S&P 500® ETF Trust (the “SPY Shares”)

Share Underlying Index	With respect to the HYG Shares, the Markit iBoxx® USD Liquid High Yield Index

With respect to the SPY Shares, the S&P 500® Index

Share Underlying Index Publisher	With respect to the HYG Shares, Markit Indices Limited or any successor publisher thereof

With respect to the SPY Shares, S&P Dow Jones Indices LLC or any successor publisher thereof

Expiration Date	June 20, 2024, subject to postponement for non-Trading Days or Market Disruption Events as described in the following paragraph.

If a Market Disruption Event with respect to either Underlying occurs on the scheduled Expiration Date, or if the Expiration Date is not a Trading Day with respect to either Underlying, the Closing Price for such Underlying for such date shall be determined on the immediately succeeding Trading Day on which no Market Disruption Event shall have occurred with respect to such affected Underlying; provided that the Final Share Price for any affected Underlying shall not be determined on a date later than the fifth scheduled Trading Day after the scheduled Expiration Date, and if such date is not a Trading Day or if there is a Market Disruption Event with respect to the affected Underlying on such date, the Calculation Agent shall determine the Closing Price of such Underlying on such date using the method described in the third, fourth and fifth sentences of “Closing Price” above.

Adjustment Factor……………………………	With respect to each of the Underlyings, 1.0, subject to adjustment in the event of certain events affecting such Underlying. See “Antidilution Adjustments” below.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Trading Day	A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, The Nasdaq Stock Market LLC (the “Nasdaq”), the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Relevant Exchange	With respect to each of the Underlyings, the primary exchange or market of trading for any security (or any combination thereof) then included in the Share Underlying Index for such Underlying or any Successor Index (as defined below).

Antidilution Adjustments	The Adjustment Factor with respect to each of the Underlyings shall be adjusted as follows:

If such Underlying is subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor for such Underlying shall be adjusted by the Calculation Agent to equal the product of the prior Adjustment Factor and the number of shares issued in such stock split or reverse stock split with respect to one share of such Underlying.

No adjustment to an Adjustment Factor pursuant to the paragraph above shall be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect. Any number so adjusted shall be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the Adjustment Factors or method of calculating the Adjustment Factors and of any related determinations, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

Book Entry Security or
Certificated Security	Book Entry. The Warrants will be issued in the form of one or more fully registered global warrants, which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Warrants. Your beneficial interest in the Warrants will be evidenced solely by entries on the books of the Warrants intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Warrants, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book-entry warrants, please read “Forms of Securities—The Depositary,” “Securities Offered on a Global Basis Through the Depositary—Book-Entry, Delivery and Form” and “Securities Offered on a Global Basis Through the Depositary—Global Clearance and Settlement Procedures” in the accompanying prospectus.

Warrant Agent	The Bank of New York Mellon, a New York banking corporation

Agents	Stifel Nicolaus & Co., which will be primarily responsible for managing the offering of the Warrants to its clients/investors, and Morgan Stanley & Co. LLC (“MS & Co.”)

Calculation Agent	MS & Co. and its successors.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Warrant Agent and us.

All calculations with respect to the Cash Settlement Amount, if any, will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Warrant, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid, if any, on the aggregate number of Warrants will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Warrants, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Final Share Price. See “—Discontinuance of the Underlyings and/or the Share Underlying Indices; Alteration of Method of Calculation” below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	Market Disruption Event means, with respect to each of the Underlyings:

(i) the occurrence or existence of any of:

(a) a suspension, absence or material limitation of trading of such Underlying on the primary market for such Underlying for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for such Underlying as a result of which the reported trading prices for such Underlying during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to such Underlying, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion, or

(b) a suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the value of the Share Underlying Index for such Underlying on the Relevant Exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange(s), in each case as determined by the Calculation Agent in its sole discretion, or

(c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the Share Underlying Index for such Underlying for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case, as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Warrants.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Share Underlying Index for an Underlying is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Share Underlying Index for such Underlying will be based on a comparison of (x) the portion of the level of the Share Underlying Index for such Underlying attributable to that security relative to (y) the overall level of the Share Underlying Index for such Underlying, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred with respect to an Underlying: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the futures or options contract related to an Underlying or the Share Underlying Index for an Underlying will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts on an Underlying or the Share Underlying Index for an Underlying by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to an Underlying or the Share Underlying Index for an Underlying and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to an Underlying or the Share Underlying Index for an Underlying are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Discontinuance of the Underlyings
and/or the Share Underlying Indices; Alteration of
Method of Calculation	If trading in an Underlying on every applicable national securities exchange, on the OTC Bulletin Board and in the over-the-counter market is permanently discontinued or the exchange-traded fund related to such Underlying is liquidated or otherwise terminated (a “Discontinuance or Liquidation Event”), the Closing Price of such Underlying on any Trading Day following the Discontinuance or Liquidation Event will be determined by the Calculation Agent and will be deemed to equal the product of (i) the closing value of the Share Underlying Index for such Underlying (or any Successor Index, as described below) on such date (taking into account any material changes in the method of calculating the Share Underlying Index following such Discontinuance or Liquidation Event) and (ii) a fraction, the numerator of which is the Closing Price of such Underlying and the denominator of which is the closing value of the Share Underlying Index for such Underlying (or any Successor Index, as described below), each determined as of the last day prior to the occurrence of the Discontinuance or Liquidation Event on which a Closing Price was available.

If, subsequent to a Discontinuance or Liquidation Event, the relevant Share Underlying Index Publisher discontinues publication of the Share Underlying Index for such Underlying and the relevant Share Underlying Index Publisher or another entity (including MS & Co.) publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued the Share Underlying Index for such Underlying (such index being referred to herein as a “Successor Index”), then any subsequent Closing Price for such Underlying on any Trading Day following a Discontinuance or Liquidation Event will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on such Trading Day, and, to the extent the value of the Successor Index differs from the value of the Share Underlying Index for such Underlying at the time of such substitution, proportionate adjustments shall be made by the Calculation Agent for purposes of calculating payments on the Warrants.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Warrant Agent, to us and to DTC, as holder of the Warrants, within three Business Days of such selection. We expect that such notice will be made available to you, as a beneficial owner of the Warrants, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If, subsequent to a Discontinuance or Liquidation Event, the relevant Share Underlying Index Publisher discontinues publication of the Share Underlying Index for such Underlying prior to, and such discontinuance is continuing on, any relevant date of calculation, and the Calculation Agent determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Closing Price for such Underlying for such date. Such Closing Price will be computed by the Calculation Agent in accordance with the formula for and method of calculating the Share Underlying Index for such Underlying last in effect prior to such discontinuance, using the Closing Price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the Closing Price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently composing the Share Underlying Index for such Underlying without any rebalancing or substitution of such securities following such discontinuance.

The iShares® iBoxx® $ High Yield
Corporate Bond ETF; Public
Information	The iShares® iBoxx® $ High Yield Corporate Bond ETF is an exchange-traded fund managed by iShares Trust, a registered investment company. iShares Trust consists of numerous separate investment portfolios, including the iShares® iBoxx® $ High Yield Corporate Bond ETF. The iShares® iBoxx® $ High Yield Corporate Bond ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Markit iBoxx® USD Liquid High Yield Index. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by iShares Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at.www.sec.gov. In addition, information may be obtained from other publicly available sources. Neither the issuer nor any Agent makes any representation that any such publicly available information regarding the iShares® iBoxx® $ High Yield Corporate Bond ETF is accurate or complete.

This document relates only to the Warrants referenced hereby and does not relate to the HYG Shares. We have derived all disclosures contained in this document regarding iShares Trust from the publicly available documents described above. In connection with the offering of the securities, neither we nor any Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares Trust. Neither we nor any Agent makes any representation that such publicly available documents or any other publicly available information regarding iShares Trust is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the HYG Shares (and therefore the price of the HYG Shares at the time we priced the Warrants) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares Trust could affect the value received with respect to the Warrants and therefore the value of the Warrants.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the HYG Shares.

We and/or our affiliates may presently or from time to time engage in business with iShares Trust. In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares Trust and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the HYG Shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws. As a purchaser of the Warrants, you should undertake an independent investigation of iShares Trust as in your judgment is appropriate to make an informed decision with respect to an investment linked to the HYG Shares.

Markit iBoxx® USD Liquid High Yield
Index	The Markit iBoxx® USD Liquid High Yield Index is calculated and disseminated by Markit Indices Limited and is designed to provide a broad representation of the U.S. dollar-denominated liquid high yield corporate bond market.

The SPDR® S&P 500® ETF Trust;
Public Information	The SPDR® S&P 500® ETF Trust (formerly SPDR Trust, Series 1), or SPY, formed by PDR Services LLC, is a unit investment trust registered under the Investment Company Act of 1940 that holds a portfolio of securities consisting of substantially all of the common stocks, in substantially the same weighting, as the S&P 500® Index. SPY seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P 500® Index. The SPDR® S&P 500® ETF Trust is managed by State Street Global Advisors Trust Company (“SSGA”), a registered investment company that consists of numerous separate investment portfolios, including the SPDR® S&P 500® ETF Trust. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by SSGA pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-46080 and 811-06125, respectively, through the Commission’s website at www.sec.gov. In addition, information may be obtained from other publicly available sources. Neither the issuer nor any Agent makes any representation that any such publicly available information regarding the SPDR® S&P 500® ETF Trust, is accurate or complete.

This document relates only to the Warrants referenced hereby and does not relate to the SPY Shares. We have derived all disclosures contained in this document regarding the SPDR® S&P 500® ETF Trust from the publicly available documents described above. In connection with the offering of the securities, neither we nor any Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the SPDR® S&P 500® ETF Trust. Neither we nor any Agent makes any representation that such publicly available documents or any other publicly available information regarding the SPDR® S&P 500® ETF Trust is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the SPY Shares (and therefore the price of the SPY Shares at the time we priced the Warrants) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the SPDR® S&P 500® ETF Trust could affect the value received with respect to the Warrants and therefore the value of the Warrants.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the SPY Shares.

We and/or our affiliates may presently or from time to time engage in business with the SPDR® S&P 500® ETF Trust. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the SPDR® S&P 500® ETF Trust, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the SPY Shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws. As a purchaser of the Warrants, you should undertake an independent investigation of the SPDR® S&P 500® ETF Trust as in your judgment is appropriate to make an informed decision with respect to an investment linked to the SPY Shares.

The S&P 500® Index	The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

Historical Information	The following tables set forth the published high and low Closing Prices, as well as end-of-quarter Closing Prices, of each of the Underlyings for each quarter in the period from January 1, 2017 through December 20, 2022. The Closing Price of the HYG Shares on December 20, 2022 was $74.03. The Closing Price of the SPY Shares on December 20, 2022 was $380.54. The graphs following the tables set forth the historical performance of each of the Underlyings for each day during the same period. We obtained the information in the tables below from Bloomberg Financial Markets, without independent verification.

The historical Closing Prices of the Underlyings should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price with respect to either Underlying on the Expiration Date. The Final Share Price with respect to either Underlying may be at or above the respective Initial Share Price so that the Warrants expire worthless on the Expiration Date.

We cannot give you any assurance that the Inverse Share Percent Change of the Least-Favorable Performing Underlying will be greater than the Warrant Premium Percentage so that you will not lose money on your investment, or that it will be positive so that you will not lose your entire investment in the Warrants.

iShares® iBoxx® $ High Yield Corporate Bond ETF	High ($)	Low ($)	Period End ($)
2017
First Quarter	88.36	86.11	87.78
Second Quarter	88.66	87.22	88.39
Third Quarter	88.97	87.18	88.76
Fourth Quarter	88.69	86.68	87.26
2018
First Quarter	87.97	84.92	85.64
Second Quarter	86.46	84.96	85.08
Third Quarter	86.44	84.78	86.44
Fourth Quarter	86.30	79.63	81.10
2019
First Quarter	86.47	80.99	86.47
Second Quarter	87.61	84.65	87.18
Third Quarter	87.52	85.49	87.17
Fourth Quarter	88.21	86.04	87.94
2020
First Quarter	88.43	68.63	77.07
Second Quarter	84.56	73.55	81.62
Third Quarter	85.39	81.53	83.90
Fourth Quarter	87.30	83.46	87.30
2021
First Quarter	87.78	85.73	87.18
Second Quarter	88.04	86.61	88.04
Third Quarter	88.14	86.98	87.49

Fourth Quarter	87.50	85.37	87.01
2022
First Quarter	86.97	79.97	82.29
Second Quarter	82.57	73.10	73.61
Third Quarter	78.94	71.13	71.39
Fourth Quarter (through December 20, 2022)	76.11	71.24	74.03

SPDR® S&P 500® ETF Trust	High ($)	Low ($)	Period End ($)
2017
First Quarter	239.78	225.24	235.74
Second Quarter	244.66	232.51	241.80
Third Quarter	251.23	240.55	251.23
Fourth Quarter	268.20	252.32	266.86
2018
First Quarter	286.58	257.63	263.15
Second Quarter	278.92	257.47	271.28
Third Quarter	293.58	270.90	290.72
Fourth Quarter	291.73	234.34	249.92
2019
First Quarter	284.73	244.21	282.48
Second Quarter	295.86	274.57	293.00
Third Quarter	302.01	283.82	296.77
Fourth Quarter	322.94	288.06	321.86
2020
First Quarter	338.34	222.95	257.75
Second Quarter	323.20	246.15	308.36
Third Quarter	357.70	310.52	334.89
Fourth Quarter	373.88	326.54	373.88
2021
First Quarter	397.26	368.79	396.33
Second Quarter	428.06	400.61	428.06
Third Quarter	453.19	424.97	429.14
Fourth Quarter	477.48	428.64	474.96
2022
First Quarter	477.71	416.25	451.64
Second Quarter	456.80	365.86	377.25
Third Quarter	429.70	357.18	357.18
Fourth Quarter (through December 20, 2022)	407.68	356.56	380.54

Historical Daily Closing Prices of the iShares® iBoxx® $ High Yield Corporate Bond ETF

January 1, 2017 through December 20, 2022

Historical Daily Closing Prices of the SPDR® S&P 500® ETF Trust

January 1, 2017 through December 20, 2022

Use of Proceeds and Hedging	The proceeds from the sale of the Warrants will be used by us for general corporate purposes. We will receive, in aggregate, $48.00 per Warrant issued, because, when we enter into hedging transactions in order to meet our obligations under the Warrants, our hedging counterparty will reimburse the cost of the Agents’ commissions. The costs of the Warrants borne by you and described beginning on PS-2 above comprise the Agents’ commissions and the cost of issuing, structuring and hedging the Warrants. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to December 16, 2022, we expect to hedge our anticipated exposure in connection with the Warrants by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the Underlyings, in futures and/or options contracts on the Underlyings or any component securities of the Share Underlying Indices listed on major securities markets, or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially decrease the Initial Share Price of one or both of the Underlyings, and, as a result, decrease the price at or below which such Underlying must close on the Expiration Date in order for you to not suffer a loss on your initial investment in the Warrants (depending also on the performance of the other Underlying). These entities may be unwinding or adjusting hedge positions during the term of the Warrants, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Expiration Date approaches. We cannot give any assurance that our hedging activities will not affect the value of either of the Underlyings, and, therefore, adversely affect the value of the Warrants or the payment you will receive on the Cash Settlement Date, if any (depending also on the performance of the other Underlying).

Governing Law	The Warrants are governed by, and construed in accordance with, the laws of the State of New York.

In the event MSFL or Morgan Stanley becomes subject to a proceeding under the Federal Deposit Insurance Act or Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together, the “U.S. Special Resolution Regimes”), the transfer of the Warrants, the Warrant Agreement and the related Morgan Stanley guarantee (together, the “Relevant Agreements”), and any interest and obligation in or under the Relevant Agreements, from MSFL or Morgan Stanley, respectively, will be effective to the same extent as the transfer would be effective under such U.S. Special Resolution Regime if the Relevant Agreements, and any interest and obligation in or under the Relevant Agreements, were governed by the laws of the United States or a state of the United States. In the event MSFL or Morgan Stanley, or any of their affiliates, becomes subject to a U.S. Special Resolution Regime, default rights against MSFL or Morgan Stanley with respect to the Relevant Agreements are permitted to be exercised to no greater extent than such default rights could be exercised under such U.S. Special Resolution Regime if the Relevant Agreements were governed by the laws of the United States or a state of the United States.

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest	Stifel Nicolaus & Co. will be primarily responsible for managing the offering of the Warrants to its clients/investors pursuant to a an agreement with Morgan Stanley & Co. LLC. Morgan Stanley & Co. LLC, one of the Agents for this offering, is an affiliate of the issuer. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Validity of the Warrants	In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the Warrants offered by this pricing supplement have been executed and issued by MSFL, countersigned by the Warrant Agent pursuant to the Warrant Agreement (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such Warrants will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the (i) effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Warrant Agreement that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the Warrant Agent’s authorization, execution and delivery of the MSFL Warrant Agreement and its countersignature to the Warrants and the validity, binding nature and enforceability of the MSFL Warrant Agreement with respect to the Warrant Agent, all as stated in the letter of such counsel dated November 16, 2020, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2020.

United States Federal Taxation	In the opinion of Davis Polk & Wardwell LLP, under current law, each Warrant should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the Warrants is respected, a U.S. Holder should not be required to recognize taxable income over the term of the Warrants prior to settlement, other than pursuant to a sale or exchange. Any gain or loss recognized upon sale, exchange, lapse or settlement of the Warrants should generally be long-term capital gain or loss if the U.S. Holder has held the Warrants for more than one year at such time, and short-term capital gain or loss otherwise. For a detailed discussion of the U.S. federal income tax consequences to U.S. Holders of the ownership and disposition of the Warrants, U.S. Holders should read the sections of the accompanying prospectus supplement entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Warrants” and “United States Federal Taxation—Tax Consequences to U.S. Holders—Backup Withholding and Information Reporting.”

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations.

In light of the economic terms of the Warrants, payment on the Warrants to Non-U.S. Holders should not be subject to Section 871(m).

Both U.S. and non-U.S. investors considering an investment in the Warrants should read the section of the accompanying prospectus supplement entitled “United States Federal Taxation” and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Warrants, and any tax consequences arising under the laws of any state, local, or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “United States Federal Taxation” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the Warrants.